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                    U.S. SECURITIES AND EXCHANGE COMMISSION
                            Washington, D C  20549

                                   FORM 4

                 STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
      Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940

[_] Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

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1.  Name and Address of Reporting Person*

    EVANGELOU                  EVANGELOS
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        (Last)                      (First)                        (Middle)

    UI. Fosa 37 M. 45
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                                   (Street)

    WARSAW                          POLAND                         02-768
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        (City)                      (State)                           (Zip)


2.  Issuer Name and Ticker or Trading Symbol   CENTRAL EUROPEAN DISTRIBUTION
                                                  CORP (CEDC)
                                              ----------------------------------

3.  I.R.S. Identification Number of Reporting Person, if an entity
    (voluntary)   CEDC
                --------------

4.  Statement for Month/Year
                             ---------------------------------------------------

5.  If Amendment, Date of Original (Month/Year)          5/02
                                               ---------------------------------

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6.  Relationship of Reporting Person(s) to Issuer (Check all applicable)


    ___ Director    [X] Officer             ___ 10% Owner    ___ Other
                        (give title below)                       (specify below)

                Chief Operating Officer
    ----------------------------------------------------------------

7.  Individual or Joint/Group Filing (Check Applicable Line)

    [X]  Form filed by One Reporting Person
    ____ Form filed by More than One Reporting Person
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================================================================================
Table I--Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

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1. Title              2. Trans-  3. Trans-       4. Securities Acquired (A)        5. Amount of         6. Owner-     7. Nature
   of                    action     action          or Disposed of (D)                Securities           ship          of In-
   Security              Date       Code            (Instr. 3, 4 and 5)               Beneficially         Form:         direct
   (Instr. 3)            (mm/dd/    (Instr. 8)                                        Owned at             Direct        Bene-
                         yy)     -----------------------------------------------      End of               (D) or        ficial
                                  Code       V   Amount        (A)       Price        Month                Indirect      Owner-
                                                               or                     (Instr. 3 and 4)     (I)           ship
                                                               (D)                                         (Instr. 4)    (Instr. 4)
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CEDC Common Stock                                                                                             D
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

  TABLE II--DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
        (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

Derivative
Acquired
 1. Title of Derivative            2. Conver-          3. Trans-           4. Transac-            5. Number of Deriv-
    Security (Instr. 3)               sion or             action              tion Code              ative Securities
                                      Exercise            Date                (Instr. 8)             Acquired (A) or
                                      Price of            (Month/                                    Disposed of (D)
                                      Deriv-              Day/                                       (Instr. 3, 4, and 5)
                                      ative               Year)
                                      Security

------------------------------------------------------------------------------------------------------------------------------
                                                                           Code      V                 (A)         (D)

-----------------------------------------------------------------------------------------------------------------------------
 Stock Options Employee             12.38              4/30/02                       V                   5,000


                              6. Date Exer-     7. Title and Amount of       8. Price    9. Number       10. Owner-
                                 cisable and       Underlying Securities        of          of Deriv-        ship
                                 Expiration        (Instr. 3 and 4)             Deriv-      ative            Form
                                 Date                                           ative       Secur-           of De-
                                 (Month/Day/                                    Secur-      ities            rivative
                                 Year)                                          ity         Bene-            Securities
                                                                                (Instr.     ficially         Bene-
                               --------------------------------------------     5)          Owned            ficially
                               Date     Expira-              Amount or                      at End           Owned at
                               Exer-    tion         Title   Number of                      of               End of
                               cisable  Date                 Shares                         Month            Month(1)
                                                                                            (Instr. 4)       (Instr. 4)
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                              4/30/02   4/30/12              5,000            12.38

Explanation of Responses:

            /s/ Evangelos Evangelou           5/22/02
          -------------------------------  -----------------
          **Signature of Reporting Person        Date

   Note: File three copies of this Form, one of which must be manually signed.
         If space provided is insufficient, see Instruction 6 for procedure.